OMB APPROVAL
                                         OMB Number:          3235-0167
                                         Expires:    September 30, 1998
                                         Estimated average burden
                                         hours per response. . . . 1.50


                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                  1934.

                                    Commission File Number     33-80271
                                                             ------------

                            DKBERT Assoc.
-------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

                   110 Tower, 110 S.E. 6th Street
           Fort Lauderdale, Florida  33301  (954) 522-0000
-------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11 3/4% Senior Notes Due 2006
-------------------------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                None
-------------------------------------------------------------------------
 (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)     [ ]
                                     Rule 15d-6               [ ]

  Approximate number of holders of record as of certification or notice
date:       1
        ----------

  Pursuant to the requirements of the Securities Exchange Act of 1934 DKBERT Assoc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                DKBERT Partner 1, Inc.
Date: February 21, 1997    By:  /s/ Richard Handley
      -------------------       ---------------------------------------------
                                Richard Handley, Its Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be mutually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                                             OMB APPROVAL
                                         OMB Number:          3235-0167
                                         Expires:    September 30, 1998
                                         Estimated average burden
                                         hours per response. . . . 1.50


                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                  1934.

                                    Commission File Number     33-80271
                                                             ------------

                  Alamo Rent-A-Car (Belgium), Inc.
-------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

                   110 Tower, 110 S.E. 6th Street
           Fort Lauderdale, Florida  33301  (954) 522-0000
-------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11 3/4% Senior Notes Due 2006
-------------------------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                None
-------------------------------------------------------------------------
 (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)     [ ]
                                     Rule 15d-6               [ ]

  Approximate number of holders of record as of certification or notice
  date:      1
         ----------

  Pursuant to the requirements of the Securities Exchange Act of 1934 Alamo Rent-A-Car (Belgium), Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   February 21, 1997     By: /s/ Richard Handley
        -----------------        ------------------------------------------
                                 Richard Handley, Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be mutually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                                             OMB APPROVAL
                                         OMB Number:          3235-0167
                                         Expires:    September 30, 1998
                                         Estimated average burden
                                         hours per response. . . . 1.50


                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                  1934.

                                    Commission File Number     33-80271
                                                             ------------

                          Green Corn, Inc.
-------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

                   110 Tower, 110 S.E. 6th Street
           Fort Lauderdale, Florida  33301  (954) 522-0000
-------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11 3/4% Senior Notes Due 2006
-------------------------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                None
-------------------------------------------------------------------------
 (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)     [ ]
                                     Rule 15d-6               [ ]

  Approximate number of holders of record as of certification or notice
  date:      1
         ----------

  Pursuant to the requirements of the Securities Exchange Act of 1934 Green Corn, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   February 21, 1997     By:/s/ Richard Handley
        -----------------        ------------------------------------------
                                 Richard Handley, Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be mutually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                                             OMB APPROVAL
                                         OMB Number:          3235-0167
                                         Expires:    September 30, 1998
                                         Estimated average burden
                                         hours per response. . . . 1.50


                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                  1934.

                                    Commission File Number     33-80271
                                                             ------------

                   Alamo Rent-A-Car (Canada), Inc.
-------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

                   110 Tower, 110 S.E. 6th Street
           Fort Lauderdale, Florida  33301  (954) 522-0000
-------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11 3/4% Senior Notes Due 2006
-------------------------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                None
-------------------------------------------------------------------------
 (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)     [ ]
                                     Rule 15d-6               [ ]

  Approximate number of holders of record as of certification or notice
  date:      1
         ----------

  Pursuant to the requirements of the Securities Exchange Act of 1934 Alamo Rent-A-Car (Canada), Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   February 21, 1997     By:/s/ Richard Handley
        -----------------        ------------------------------------------
                                 Richard Handley, Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be mutually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                                             OMB APPROVAL
                                         OMB Number:          3235-0167
                                         Expires:    September 30, 1998
                                         Estimated average burden
                                         hours per response. . . . 1.50


                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                  1934.

                                    Commission File Number     33-80271
                                                             ------------

                       Alamo Rent-A-Car, Inc.
-------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

                   110 Tower, 110 S.E. 6th Street
           Fort Lauderdale, Florida  33301  (954) 522-0000
-------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11 3/4% Senior Notes Due 2006
-------------------------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                None
-------------------------------------------------------------------------
 (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)     [ ]
                                     Rule 15d-6               [ ]

  Approximate number of holders of record as of certification or notice
  date:      1
         ----------

  Pursuant to the requirements of the Securities Exchange Act of 1934 Alamo Rent-A-Car, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   February 21, 1997     By:/s/ Richard Handley
        -----------------        ------------------------------------------
                                 Richard Handley, Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be mutually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                                             OMB APPROVAL
                                         OMB Number:          3235-0167
                                         Expires:    September 30, 1998
                                         Estimated average burden
                                         hours per response. . . . 1.50


                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                  1934.

                                    Commission File Number     33-80271
                                                             ------------

                    Tower Advertising Group, Inc.
-------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

                   110 Tower, 110 S.E. 6th Street
           Fort Lauderdale, Florida  33301  (954) 522-0000
-------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11 3/4% Senior Notes Due 2006
-------------------------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                None
-------------------------------------------------------------------------
 (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)     [ ]
                                     Rule 15d-6               [ ]

  Approximate number of holders of record as of certification or notice
  date:      1
         ----------

  Pursuant to the requirements of the Securities Exchange Act of 1934 Tower Advertising Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   February 21, 1997     By:/s/ Richard Handley
        -----------------        ------------------------------------------
                                 Richard Handley, Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be mutually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                                             OMB APPROVAL
                                         OMB Number:          3235-0167
                                         Expires:    September 30, 1998
                                         Estimated average burden
                                         hours per response. . . . 1.50


                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                  1934.

                                    Commission File Number     33-80271
                                                             ------------

                  Republic Guy Salmon Partner, Inc.
               (as successor to Guy Salmon USA, Ltd.)
-------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

     c/o Republic Industries, Inc., 450 East Las Olas Boulevard
             Suite 1200, Fort Lauderdale, Florida  33301
-------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11 3/4% Senior Notes Due 2006
-------------------------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                None
-------------------------------------------------------------------------
 (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)     [ ]
                                     Rule 15d-6               [ ]

  Approximate number of holders of record as of certification or notice
  date:      1
          ----------
  Pursuant to the requirements of the Securities Exchange Act of 1934 Republic Guy Salmon Partner, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   February 21, 1997     By:/s/ Richard Handley
        -----------------        ------------------------------------------
                                 Richard Handley, Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be mutually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                                             OMB APPROVAL
                                         OMB Number:          3235-0167
                                         Expires:    September 30, 1998
                                         Estimated average burden
                                         hours per response. . . . 1.50


                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                  1934.

                                    Commission File Number     33-80271
                                                             ------------

                        Territory Blue, Inc.
-------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

                   110 Tower, 110 S.E. 6th Street
           Fort Lauderdale, Florida  33301  (954) 522-0000
-------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11 3/4% Senior Notes Due 2006
-------------------------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                None
-------------------------------------------------------------------------
 (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)     [ ]
                                     Rule 15d-6               [ ]

  Approximate number of holders of record as of certification or notice
  date:      1
          ----------
  Pursuant to the requirements of the Securities Exchange Act of 1934 Territory Blue, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   February 21, 1997     By:/s/ Richard Handley
        -----------------        ------------------------------------------
                                 Richard Handley, Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be mutually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                                             OMB APPROVAL
                                         OMB Number:          3235-0167
                                         Expires:    September 30, 1998
                                         Estimated average burden
                                         hours per response. . . . 1.50


                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                 FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                  1934.

                                    Commission File Number     33-80271
                                                             ------------

                        Guy Salmon USA, Inc.
-------------------------------------------------------------------------
         (Exact name of registrant as specified in its charter)

                   110 Tower, 110 S.E. 6th Street
           Fort Lauderdale, Florida  33301  (954) 522-0000
-------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11 3/4% Senior Notes Due 2006
-------------------------------------------------------------------------
        (Title of each class of securities covered by this Form)

                                None
-------------------------------------------------------------------------
 (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)     [ ]
                                     Rule 15d-6               [ ]

  Approximate number of holders of record as of certification or notice
  date:      1
          ----------
  Pursuant to the requirements of the Securities Exchange Act of 1934
Guy Salmon USA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   February 21, 1997     By:/s/ Richard Handley
        -----------------        ------------------------------------------
                                 Richard Handley, Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be mutually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.